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                                                                   EXHIBIT 99.17


                                 April 14, 2003

Diacrin, Inc.
Building 96, 13th Street
Charlestown, Massachusetts 02129

Ladies and Gentlemen:

         The undersigned is a director of GenVec, Inc. ("GenVec") and is the beneficial holder of common stock, par value $0.001 per share ("GenVec Common Stock") of GenVec.

         Diacrin, Inc. ("Diacrin") and GenVec are considering the execution of an Agreement and Plan of Reorganization (the "Reorganization Agreement") providing for the merger of Diacrin with and into GenVec (the "Merger"). The execution of the Reorganization Agreement is subject, in the case of Diacrin, to the execution and delivery of this letter agreement (this "Agreement"). In consideration of the substantial expenses that Diacrin will incur in connection with the Merger and in order to induce Diacrin to execute the Reorganization Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his capacity as a stockholder of GenVec and not in his capacity as a director and/or officer of GenVec as follows:

         1. The undersigned will vote or cause to be voted for approval of the transactions contemplated by the Reorganization Agreement 5,000 shares of GenVec Common Stock the undersigned is entitled to vote with respect thereto (the "Subject Shares"), subject, in the case of shares held in a fiduciary capacity, to the fiduciary, contractual or similar obligations of the undersigned.

         2. The undersigned will not effect any transfer or other disposition (except by operation of law) of any of the Subject Shares until GenVec's stockholders have voted to approve the transactions contemplated by the Reorganization Agreement or until the Reorganization Agreement has been terminated pursuant to its terms, except for any transfer mandated by law or court order. In the case of any transfer by operation of law or otherwise, this Agreement shall be binding upon and inure to the benefit of the transferee to the extent permitted by law. Any transfer or other disposition in violation of the terms of this paragraph 2 shall be null and void.

         3. During the period beginning on the Effective Date and continuing to and including the date that is 120 days after the Effective Date, the undersigned will not, directly or indirectly offer, sell, contract to sell or otherwise dispose of, any shares of GenVec Common Stock or securities convertible into or exercisable or exchangeable for

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April 14, 2003
Page 2

shares of GenVec Common Stock or enter into any swap or other agreement or any transaction that transfers, in whole or in part, the economic consequences of ownership of shares of GenVec Common Stock whether any such swap or other agreement is to be settled by delivery of shares of GenVec Common Stock, other securities, cash or otherwise.

         4. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Diacrin shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

         5. This Agreement shall terminate upon the earlier to occur of the consummation of the Merger or the termination of the Reorganization Agreement.

         Unless otherwise defined, capitalized terms used in this Agreement shall have the meanings ascribed to such terms in the Reorganization Agreement.

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                                                                   EXHIBIT 99.17


         IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

                                        Very truly yours,


                                         /s/ Barbara Franklin
                                        ----------------------------

                                        Name:  Barbara Franklin


Accepted this 16th day
of April, 2003

DIACRIN, INC.


By: /s/ Thomas Fraser
    --------------------
Name: Thomas Fraser, Ph.D.
Title: Chief Executive Officer